Exhibit 14

Code of Ethics

FIDELITY D & D BANCORP, INC.

CODE OF ETHICS

As adopted by the Board of Directors on March 16, 2004

        The Directors, Officers, and Employees of Fidelity D & D Bancorp, Inc. and its subsidiaries (the “Company”) hold an important and elevated role in corporate governance. They are vested with both the responsibility and authority to protect and preserve the interests of all of the Company’s constituents, including shareholders, customers, and citizens of the communities in which we conduct business. The maintenance of extremely high standards of honest, ethical, and impartial conduct is essential to assure the proper performance of the Company’s business and the maintenance of the public’s trust. This Code of Ethics prescribes the policies and procedures to be employed and enforced in the Company’s operations. This Code augments the Fidelity D & D Bancorp, Inc.‘s Employee Handbook.

  It is your responsibility to comply with the law and behave in an ethical manner. This responsibility cannot be delegated or assumed by the Company.
  This Code cannot anticipate every possible situation or cover every topic in detail. Most of the topics covered in this Code are explained in greater detail in the Fidelity D & D Bancorp, Inc. Employee Handbook. From time-to-time the Company may establish compliance programs to address specific subjects. If you are unclear about a situation, seek guidance before taking action.
  The standards in this Code do not necessarily take into account all legal requirements. Where more restrictive local laws or requirements exist, those take precedence.
  You must comply with all applicable governmental rules and regulations. Failure to obey laws and regulations violates this Code and may expose both you and the Company to criminal or civil prosecution. Any violation of this Code or other compliance programs may result in corrective action, up to and including termination. The Company may also seek civil remedies from you and even refer criminal misconduct to law enforcement agencies.
  You are responsible for reporting suspected violations of this Code.
  If you have a question about a topic covered in this Code, please review the Fidelity D & D Bancorp, Inc. Employee Handbook. If you still have a concern regarding any unethical or illegal conduct, please contact Chairman of the Audit Committee of the Board (the “Audit Committee”) or the Audit Committee’s designee and follow the guidelines in the “Whistle Blower” section of the Company Employee Handbook.

Conflicts of Interest

        A “conflict of interest” exists any time you face a choice between what is in your personal interest (financial or otherwise) and the interest of the Company. These situations are not always easy to avoid. When a conflict of interest arises, it is important that you act with great care to avoid even the appearance that you’re actions were not in the best interest of the Company. If you find yourself in a position where your objectivity may be questioned because of individual interest or family or personal relationships, notify the Chairman of the Audit Committee, immediately.

Ownership Interests

        Board of Directors approval is required for the Company to do business with a company in which a member of the Board of Directors, an officer, an employee or a family member of a director, officer or employee owns — directly or indirectly — an interest. If you or a family member own or acquire an interest that is greater than 5 % in any company, Board approval is needed:

  If that company has more than $1,000 in deposits, loans or does more than $1,000 in annual sales of goods or services to the Company or its affiliates; or
  If you help make that company’s purchasing or lending decisions or have a part in payment for the goods and services.

If your ownership interest does not meet any of the above criteria, Board approval is not needed, but you remain obligated to keep the Company’s interests first in mind.

Gifts, Meals, Services and Entertainment

        You should not request or accept anything that might be used as a means to influence, or even appear to influence, you against the Company’s best interests. Personal gifts should not be accepted other than those considered common business courtesies and for which you would reasonably expect to give something similar in return in the normal course of business.

Safeguarding Company Assets/Accuracy of Books and Records

        The Company maintains internal controls to provide direction on protecting Company assets and financial accountability. The controls are based upon the following principles.

Do not:

  Make personal use of Company assets that creates any additional costs for the Company, interferes with work duties or violates any Company policies;
  Allow Company property to be used to help carry out illegal acts;
  Manipulate financial accounts, records or reports for personal gain;
  Maintain off-the-book accounts to facilitate questionable or illegal payments; or
  Violate any law or regulation.

Do:

  Ensure effective internal controls and procedures are designed and implemented;
  Prepare project budget proposals with accurate information;
  Maintain books, accounts and records according to generally accepted accounting principles, using enough detail to reflect accurately and fairly Company transactions;
  Record transactions in a timely manner, so that no misleading financial information is created. (These transactions include, but are not limited to, income, expense, indebtedness, obligation, reserves and acquisition or disposition of assets, etc.); and
  Give full, fair, accurate, timely, and understandable disclosure in any and all periodic reports filed with the Securities Exchange Commission.

Insider Trading

        Insider trading is a crime that can carry severe penalties. If you know material, confidential information about the Company or any company with whom we have a business relationship and you trade Company securities, such as stocks or bonds, while in possession of that information or tell others about it before it is made public, you may have violated the insider trading laws. Please review the Employee Handbook for details on our insider trading policy.

        Material information is the type of news that would affect a reasonable investor’s decision on whether or not to invest in the Company’s stock. Examples include plans to issue securities, sharp changes in earnings patterns, changes in dividend rates, changes in key management personnel, mergers, acquisitions, and important regulatory actions affecting the Company. This policy forbids you from trading not only in Company stock, but also in stock of our suppliers, customers or other companies with whom we have a business relationship, while in possession of material inside information, learned in the course of your employment at our Company.

        We encourage all members of the Board of Directors, officers, and employees to invest in our stock. However, if you have access to any information not readily available to the public, you must be very careful when trading stock to be sure you have not traded while in possession of material non-public information. When you have such information:

  Do not tell anyone not authorized to have the information. A casual remark to a friend may find its way to a broker and eventually to the entire financial community thereby requiring the Company to make a premature or unplanned public announcement. This “tipping” may be illegal and damaging to the Company.
  In compliance with the Sarbanes-Oxley Act of 2002, do not trade and trading is prohibited in the Company’s stock (or that of an applicable outside company) until the news has been made public for at least two full business days. Circumstances suggesting the possibility of insider trading may result in an investigation by governmental authorities of the Company and stockbroker records of stock trading transactions. This investigation could damage our Company’s reputation and result in liability or penalties, including criminal charges and fines against the individual.

  This policy against insider trading also covers transfers into and out of the Company stock or savings plans and changes in patterns involving purchases of our stock within the plans. However, generally, regular scheduled purchases of the Company stock within plans are not prohibited.

If you are planning to effect a transaction in our securities, you must contact our Investor Relations Officer or Chief Financial Officer, in advance.

Bribery, Kickbacks and Other Improper Payments

        The Company, our Board of Directors, Officers, and Employees must maintain high ethical and professional standards in all dealings.

  Do not directly or indirectly promise, offer or make payment in money or anything of value to anyone, including a government official, agent, or employee of a government, political party, labor organization or business entity or a candidate of a political party, with the intent to induce favorable business treatment or to improperly affect business or governmental decisions.
  Our Code does not take into account all local legal requirements. Where more restrictive local laws exist, those take precedence. In general, the Company does not consider ordinary and reasonable business entertainment or gifts of insubstantial value that are customary and legal in the local market to be improper.
  Document any entertainment of and gifts to customers and potential customers.

Loans are not made by the Company to its Board members, officers, or employees. Loans may be made by our banking subsidiaries and will comply with all federal and state laws, statutes, and regulations.